Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into by and between Exactus BioSolutions Corp. (the “Company” or “Exactus”), and KD Innovation Ltd,  (凱迪創新有限公司), a Taiwan Company fully owned by Krassen Dimitrov (“Consultant”), with government ID 54787673 and registered at  No. 158, Sec 1, Jiafeng St., Jhubei City, Hsinchu County, 302 .

1.           Consulting Relationship.  During the term of this Agreement, Consultant will provide consulting services (the “Services”) to the Company as described on Exhibit A attached to this Agreement. Consultant represents that Consultant is duly licensed (as applicable) and has the qualifications, the experience and the ability to properly perform the Services.  Consultant shall use Consultant’s reasonable best efforts to perform the Services such that the results are satisfactory to the Company.

                2.          Fees. For Services rendered by Consultant under this Agreement, the Company shall pay Consultant at the rate of US $25,000 per month upon the first closing of the Company’s financing, payable as follows:

                             Prepaid Fees. On any date after February 13, 2016 the Consultant will provide an initial invoice equivalent to the first four months of Consulting fees or $100,000.00.   The Company will pay Consultant $50,000.00 within seven business days of receipt.  The remainder of the initial invoice for Prepaid Fees ($50,000.00) will be paid within 45 days of receipt of the initial invoice.

The full amounts of US$25,000 per month are paid in the fifth and sixth month of service.

Starting with the seventh month of service, at the Company’s discretion, the Company may defer the full payment of earned Consulting fees until closing of additional financing of  at least US$10,000,000, provided that a maximum of 50% of the fees are deferred after  closing of additional financing by the Company of US$1,000,000 or more but less than US$10,000,000.

Upon closing of additional financing by the Company of US$10,000,000 or more, the Company shall pay Consultant at the rate of US$25,000 per month.

3.           Expenses. Company will reimburse Consultant for all reasonable expenses incurred as a direct result of Services.  From time to time, Company may request that Consultant travel on behalf of Company.  Company will reimburse Consultant for coach-class airfare, ground transportation (rental cars, taxis, trains etc), hotels, all meals and all other reasonable expenses incurred as a result of travel.

Consultant shall not be authorized to incur on behalf of the Company any expenses without the prior consent of the Company’s President for any expenses in excess of $500.00.  As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence (which shall include invoices and properly issued receipts) that the amount involved was expended and related to Services provided under this Agreement.

4.           Term and Termination.  This Agreement may terminate with immediate effect at any time upon mutual agreement between the parties, or by either party with 90-day written notice to the other party.  In the event of any such termination, Consultant shall be paid for any portion of the Services that have been performed prior to the termination.  Consultant hereby agrees to be bound by the Termination Certification detailed in Exhibit C.

5.           Independent Contractor.  Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.

(a)           Method of Provision of Services:  Consultant shall be solely responsible for determining the method, details and means of performing the Services. The Consultant shall perform the Services personally.  Subject to prior written authorization of the Company Consultant may, at Consultant’s own expense, employ or engage the service of such employees or subcontractors as Consultant deems necessary to perform the Services required by this Agreement (the “Assistants”). Such Assistants are not the employees of the Company and Consultant shall be wholly responsible for the professional performance of the Services by his Assistants such that the results are satisfactory to the Company.

(b)           No Authority to Bind Company. Consultant, any partner, agent or employee of the Consultant has no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(c)           No Benefits.  Consultant acknowledges and agrees that Consultant will not be eligible for any company employee benefits and, to the extent Consultant otherwise would be eligible for any company employee benefits but for the express terms of this Agreement, Consultant hereby expressly declines to participate in such Company employee benefits.

(d)           Withholding; Indemnification.  Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant, its partners, agents or its employees under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and Consultant’s partners, agents and employees, including state worker’s compensation insurance coverage requirements and any US immigration visa requirements.  Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or Consultant’s partners, agents or its employees.

6.           Supervision of Consultant’s Services.  All of the Services to be performed by Consultant, including but not limited to the Services, will be as agreed in writing between Consultant and the Company’s President. Consultant will be required to report to the Company’s President concerning the Services performed under this Agreement.  The nature and frequency of these reports will be left to the discretion of the Company’s President.

7.           Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of this Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies who businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of this Agreement (except for those companies, if any, listed on Exhibit B attached hereto).  If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement, including the terms of the Confidentiality Agreement, the interests of the Company or further services which the Company might request of Consultant.  If the Company determines that such work conflicts with the terms of this Agreement, the Company reserves the right to terminate this Agreement immediately.

8.           Confidentiality/Intellectual Property.  Consultant agrees at all times during the term of this Agreement with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform contracted obligations to the Company under this Agreement, or to disclose to any person, firm, corporation or other entity without written authorization of the President of the Company, any Confidential Information of the Company.  Consultant agrees that any and all intellectual property rights arising out of or in relation to the Services, and related to the business of the Company, shall be owned by Company.  The Consultant agrees to provide all reasonable assistance to Company, at Company’s cost to assign any such intellectual property rights created by the Consultant to Cypho and to protect such intellectual property rights including, without limitation, technical documents, research results, access to staff and other information as required.  The Consultant must not do any act or anything to attempt to copy, reverse engineer or otherwise act contrary to Company’s ownership of these intellectual property rights.

9.           Conflicts with this Agreement.  Consultant represents and warrants that neither Consultant nor any of Consultant’s partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties.  Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company.  Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement.  Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement.

10.           Miscellaneous.

(a)           Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b)           Sole Agreement.  This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c)           Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(d)           Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of  Virginia.

(e)           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g)Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in San Francisco County, California, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules.  The arbitrator shall apply Virginia law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.  This Section 10(g) shall not apply to the Confidentiality Agreement.

 (h)           Advice of Counsel.  EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below.

EXACTUS BioSolutions

/S/ Philip J Young
Name:	Philip J Young
Title:	President and CEO
Address:	4870 Sadler Road, Suite 300
Glen Allen, VA 23060
Date:	January 20, 2016

KDI INNOVATION LTD

/S/ Krassen Dimitrov
Name:	Krassen Dimitrov
Title:	Owner and President
Address:	No. 158, Sec 1, Jiafeng St., Jhubei City,
Hsinchu County, 302, Taiwan
Date:	January 20, 2016

Contact Information

Exactus Diagnostics

Phil Young, Chairman and Chief Executive Officer

Krassen Dimitrov

 No. 158, Sec 1, Jiafeng St., Jhubei City, Hsinchu County, 302, Taiwan

Phone: +88635588650

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

Description of Services:

• Assisting and supporting the pre-commercial development of the Fibrilyzer and MatriLyzer diagnostic devices

• Assisting and supporting the manufacturing of the Fibrilyzer and MatriLyzer diagnostic devices

• Assisting and supporting the clinical development and validation of the Fibrilyzer and MatriLyzer diagnostic devices

• Assist and supporting product development and product line extensions.

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EXHIBIT B

LIST OF COMPANIES
EXCLUDED UNDER SECTION 7

Digital Diagnostics Ltd. an Australian Corporation   having its principal place of business at Level 1, 606 Sherwood Rd. Sherwood, QLD 4075, Australia

__ No conflicts

___ Additional Sheets Attached

Signature of Consultant: /S/ Krassen Dimitrov
Name of Consultant: Krassen Dimitrov

Date:  January 20, 2016

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EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that KD Inovvation Ltd (“KDI) does not have in its possession, nor have KDI failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Cypho Corporation, its subsidiaries, affiliates, successors or assigns (together the “Company”).

KDI further certifies that KDI have complied with all the terms of the Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

KDI further agrees that, in compliance with the Confidential Information and Invention Assignment Agreement, KDI will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

KDI further agrees that for twenty-four (24) months from the date of this Certificate, KDI shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.  Further, KDI shall not at any time use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date: January 20, 2016	/S/ Krassen Dimitrov
(Consultant’s Signature)

Krassen Dimitrov

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